Exhibit 2.2

Exhibit A

SECURED ESCROW PROMISSORY NOTE

$9,000,000	[Effective Date]

FOR VALUE RECEIVED, [WIMC Subsidiary] (the “Payor”) promises to pay to JAM Special Opportunities Fund, L.P., in its capacity as the Sellers’ Representative, in lawful money of the United States of America, the principal sum of NINE MILLION DOLLARS ($9,000,000.00), together with all accrued and unpaid interest in accordance with the payment schedule set forth on Exhibit A (the “Payment Schedule”). This Secured Escrow Promissory Note (the “Escrow Note”) is being issued in connection with and pursuant to the indemnification obligations of the Sellers under Article 10 of the Stock Purchase Agreement referred to in Section 1 hereof and will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

1. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Stock Purchase Agreement, dated as of August 31, 2012 (the “Stock Purchase Agreement”), by and among Walter Investment Management Corp. (“WIMC”), the Sellers’ Representative and the other sellers listed on the signature pages thereto, pursuant to which WIMC is acquiring 100% of the outstanding Equity Interests in Reverse Mortgage Solutions, Inc. (“RMS”).

2. Interest. Interest shall accrue, compounding annually, on the unpaid principal balance of this Escrow Note from and including the date hereof to but excluding the date on which either this Escrow Note is paid in full or the principal amount of this Escrow Note is reduced to zero, whichever occurs first, at a rate per annum equal to 8%. Interest shall be payable in arrears on the date of payment of the principal amount hereof (whether on the dates set forth in the Payment Schedule attached hereto as Exhibit A and incorporated herein by this reference or otherwise). Interest shall be computed and paid on the basis of a 360-day year of twelve 30-day months. To the extent required by applicable law, within 45 days of the end of each calendar year in which any principal or interest is outstanding under this Escrow Note, Payor will provide Sellers’ Representative with an IRS Form 1099-INT.

3. Optional Prepayments. Payor may voluntarily prepay, in whole or in part, the principal balance of this Escrow Note, together with accrued interest on the principal amount prepaid to, but excluding, the date of prepayment, at any time and from time to time without premium or penalty. Optional prepayments shall be applied to reduce the mandatory payments required by Section 4 below in direct order of maturity.

4. Mandatory Payments.

(a) Subject to Section 4(b) below, Payor shall make payments to Sellers’ Representative of the principal amount of this Escrow Note in the amounts and on the dates set forth in the Payment Schedule, together with accrued and unpaid interest on the portion of the principal amount of this Escrow Note then being paid to, but excluding, the date of payment.

(b) (i) If as of the First Payment Date there is one or more outstanding claims for indemnification by the Buyer pursuant to Article 10 of the Stock Purchase Agreement in an aggregate amount that exceeds the Threshold Amount and the Deductible (each a “First Payment Date Outstanding Claim”), the Payor shall pay to the Sellers’ Representative an amount equal to the excess (if any) of (A) the First Payment, over (B) the aggregate amount reserved for all First Payment Date Outstanding Claims (the “First Payment Claim Amount”) and the remaining portion of the First Payment shall be deposited (the “First Payment Claim Amount Fund”) with the Escrow Agent in the Escrow Account.

(ii) If there is no First Payment Date Outstanding Claim on the First Payment Date, the Payor shall pay to the Sellers’ Representative an amount equal to First Payment.

(c) (i) If there is one or more outstanding claims (whether or not a First Payment Date Outstanding Claim) for indemnification by the Buyer pursuant to Article 10 of the Stock Purchase Agreement on the General Survival Date (each an “Outstanding Claim”), the Payor shall pay to the Sellers’ Representative an amount equal to the excess (if any) of (A) the remaining (if any) principal amount of this Escrow Note as of the General Survival Date, over (B) the Reserve (as defined in the Escrow Agreement).

(ii) If there is no Outstanding Claim or Reserve on the General Survival Date, the Payor shall pay to the Sellers’ Representative an amount equal to the remaining (if any) principal amount of this Escrow Note as of the General Survival Date.

(iii) Upon a final determination of an Outstanding Claim in favor of a WIMC Indemnified Party, the principal amount of this Escrow Note shall be reduced by an amount equal to the amount of the Loss relating to such Outstanding Claim. In the event of such a reduction in principal, any accrued and unpaid interest in respect of that portion of the principal amount that was reduced, shall be paid (to but excluding the date of such reduction) promptly to the Sellers’ Representative.

(iv) Upon a reduction in the Reserve after the General Survival Date, the Payor shall pay to the Sellers’ Representative an amount equal to the excess (if any) of (A) the then remaining (if any) principal amount of this Escrow Note that is due and payable, over (B) the then remaining Reserve, as well as the accrued and unpaid interest on the portion of the principal amount of this Escrow Note then being paid to, but excluding, the date of payment. For the avoidance of doubt, interest under this Escrow Note will continue to accrue with respect to any portion of the principal of the Escrow Note that is designated as Reserve.

If any payments become due pursuant to Section 4(b) or 4(c), Payor will make such payments within ten (10) Business Days of the delivery of the Release Notice (as defined in the Escrow Agreement) or of the final, non-appealable order of a court of competent jurisdiction. When the principal amount of this Note has been paid or otherwise reduced to zero in accordance with its terms and all then accrued interest thereon has been paid in accordance with its terms, this Escrow Note shall be deemed fully satisfied and no longer outstanding.

5. Mandatory Prepayment. If a Refinancing occurs prior to the payment in full of all amounts owed under this Escrow Note, the Payor shall (a) deposit the entire then unpaid principal amount of this Escrow Note with the Escrow Agent and (b) pay all then accrued and unpaid interest on this Escrow Note to the Sellers’ Representative within ten (10) days of the completion of such Refinancing. At such time, this Escrow Note shall be deemed fully satisfied and no longer outstanding.

6. Manner of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America by wire transfer to the account set forth on Exhibit B or to another account designated in a separate notice delivered by Sellers’ Representative or the Escrow Agent. Sellers’ Representative’s account shall be maintained by Sellers’ Representative with a bank located in the United States.

7. Updated Payment Schedules. All payments and reductions of the principal amount of and accrued interest on this Escrow Note shall be reflected by the Payor on an updated Payment Schedule. The Payor shall deliver each updated Payment Schedule to the Sellers’ Representative and the Escrow Agent.

8. Collateral. To secure repayment of this Escrow Note, subject to the occurrence of the effective date specified in Section 10 below, concurrently with the execution of this Escrow Note, Payor will cause RMS to execute a Third Party Pledge Agreement in a form reasonably acceptable to the Sellers’ Representative and attached hereto as Exhibit C, pursuant to which RMS will grant to Sellers’ Representative a security interest in and to all of Payor’s right, title and interest in and to the following (collectively the “Collateral”): (a) all Servicing Agreements and (b) the proceeds thereof. The Collateral securing this Escrow Note also secures the other Notes given to the Sellers at Closing.

9. Security Interest. Notwithstanding anything to the contrary contained herein:

(a) The Collateral also includes all of the right, title and interest of Payor in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(b) To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, with respect to the security interest, by and between Ginnie Mae, RMS, and Sellers’ Representative; (iii) applicable guaranty agreements and contractual agreements between Ginnie Mae and RMS; and (iv) the Ginnie Mae Mortgage- Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides (collectively, the “Guide”); and

(c) Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to RMS, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of RMS in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well.

10. Effective Date of Grant. The grant of the security interest in Section 8 above shall not become effective unless and until RMS and Sellers’ Representative have received the acknowledgement of Ginnie Mae thereto in the form set forth as Appendix VIII-1 to the Guide (the “Acknowledgement”).

11. Further Assurances. Payor will, upon execution and delivery by Payor to Sellers’ Representative of this Escrow Note and at such other times as this Escrow Note is outstanding as requested by Sellers’ Representative, execute and deliver to Sellers’ Representative such notices, instruments, agreements, certificates and documents (including UCC-1 financing statements), and take all such actions, reasonably requested by Sellers’ Representative to evidence and/or perfect the security interests granted to secure this Escrow Note. To the extent permitted by applicable law, Payor authorizes Sellers’ Representative to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of Payor in such form and in such offices as Sellers’ Representative determines appropriate to perfect the security interests of Sellers’ Representative under this Escrow Note and to take such other actions and/or execute and deliver such other documents, as Sellers’ Representative deems necessary or appropriate to perfect its security interest in the Collateral and preserve its rights with respect thereto. Payor hereby ratifies and authorizes the filing by Sellers’ Representative of any financing statement with respect to the Collateral made prior to the date hereof. Upon the exercise by Sellers’ Representative of any power, right, privilege or remedy pursuant to this Escrow Note which requires any consent, approval, recording, qualification or authorization of any governmental authority, or in connection with obtaining the Acknowledgement from Ginnie Mae, Payor will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Sellers’ Representative may be required to obtain from Payor for such governmental consent, approval, recording, qualification or authorization. For the avoidance of doubt it is understood and agreed that the Payor shall be solely responsible for obtaining the services of a Standby Issuer (as defined in the Acknowledgement) acceptable to Ginnie Mae and for paying the fees, costs and expenses of such Standby Issuer.

12. Events of Default. Each of the following events shall be a “Note Event of Default” hereunder:

(a) Payor shall fail to pay any of the principal or interest under this Escrow Note or any other Note issued to any Seller pursuant to the Stock Purchase Agreement when due in accordance with the terms hereof or thereof (whether at stated maturity, by mandatory payment or otherwise) and such failure shall continue for ten Business Days after such failure;

(b) Payor or WIMC shall default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed by the Payor or WIMC (or the payment of which is guaranteed by Payor or WIMC) which default:

(i)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in the Contracts evidencing such Indebtedness; or

(ii)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been accelerated, aggregates $20 million or more.

(c) (i) Payor or WIMC shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against Payor or WIMC any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Payor or WIMC any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof.

13. Remedies.

(a) Upon the occurrence of a Note Event of Default pursuant to clause (i) or (ii) of Section 10(b) above, automatically, and otherwise at the option of the Sellers’ Representative, all unpaid principal and other amounts owing hereunder shall, at the option of Sellers’ Representative, become due, payable and collectible by Sellers’ Representative pursuant to applicable law. Sellers’ Representative shall have all rights and remedies available to it at law and in equity. Sellers’ Representative may foreclose all liens securing payment of this Escrow Note, and pursue any and all other rights and, remedies available to Sellers’ Representative with respect to the Collateral, in any order and in any manner Sellers’ Representative shall determine.

(b) All remedies hereunder and at law and in equity are and shall be, to the extent permitted by law, cumulative and concurrent and shall be in addition to every other right, power and remedy pursuant to this Escrow Note at law and in equity, and the exercise or beginning of exercise by Sellers’ Representative of any one or more of such rights or remedies shall not preclude simultaneous or later exercise by Sellers’ Representative of any or all such other rights, powers and remedies.

(c) Failure by Sellers’ Representative to exercise any of its rights upon a Note Event of Default by Payor shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same or any other event. The acceptance by Sellers’ Representative of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver by Sellers’ Representative of any of its rights to collect payment at that time, or at any subsequent time, or nullify any prior exercise of any such option, without the express written consent of Sellers’ Representative.

(d) If this Escrow Note is not paid when due, whether at maturity or by acceleration, Payor promises to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, and all expenses in connection with the protection or realization of any Collateral securing this Escrow Note incurred by Sellers’ Representative on account of such collection, whether or not suit is filed hereon; such costs and expenses shall include, without limitation, all costs, attorneys’ fees and expenses incurred by Sellers’ Representative in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the undersigned or involving any endorser hereof, which in any way affect the exercise by Sellers’ Representative of its rights and remedies under this Escrow Note or under any Collateral securing this Escrow Note. Should interest not be paid when due, it shall thereafter bear like interest as the principal and if any payment due under this Escrow Note shall become overdue for a period in excess of five Business Days, the interest rate on such overdue amount shall increase by 4% per annum over the interest rate otherwise applicable thereto until such overdue amount is paid (the “Default Rate”). All unpaid interest that has accrued on the unpaid principal of this Escrow Note, whether prior or subsequent to the occurrence of any default under this Escrow Note, shall be paid at the time of, and as a condition precedent to, the curing of such default.

14. Waivers. Except as specifically provided in this Escrow Note, Payor waives presentment, demand, notice of nonpayment, protest and notice of protest, bringing of suit against another and diligence in taking any action to collect any amount owing under this Escrow Note or in any proceeding against any of the rights and properties securing payment of this Escrow Note.

15. Payments not on a Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day. Interest will not accrue during any such extension.

16. Notices. All notices, requests and demands to or upon Payor or Sellers’ Representative hereunder shall be effected in the manner provided for in Section 13.1 of the Stock Purchase Agreement for notices to Buyer (in the case of notices to Payor) and for notices to the Principal Seller (in the case of notices to Sellers’ Representative).

17. Transfers. Sellers’ Representative may assign or otherwise transfer, or pledge or otherwise encumber or grant a security interest in, any of its rights hereunder without the prior written consent of Payor; provided that Sellers’ Representative shall promptly provide written notice to the Payor of any such assignment, transfer, pledge, encumberment or grant of security interest.

18. Governing Law; Severability. This Escrow Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein. Wherever possible, each provision of this Escrow Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Note shall be prohibited by or be invalid under such law, such provisions shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Escrow Note.

IN WITNESS WHEREOF, the undersigned have executed this Escrow Note on the first date written above.

[WIMC Subsidiary]

By:
Name:
Title:

[Signature Page to Note]

EXHIBIT A

Payment Schedule

Payment Date	Sellers’ Representative	Amount of Principal
May 1, 2013 (the “First Payment Date”)	[Sellers’ Representative]	$1,000,000 (the “First Payment”)
[12 months after Closing] (the “General Survival Date”)	[Sellers’ Representative]

EXHIBIT A

EXHIBIT B

Wiring Instructions

[to be inserted]

[Signature Page to Buyer Note]